Exhibit 99.1

AMENDMENT TO

EXECUTIVE EMPLOYMENT AGREEMENT

THIS AMENDMENT is made and entered into as of the 1st day of October, 2008, by and between Mueller Water Products, Inc., a Delaware corporation, as successor in interest to Mueller Holding Company, Inc. (“Mueller Water”), and Dale B. Smith (“Employee”).

W I T N E S S E T H:

WHEREAS, Mueller Water and Employee entered into an Executive Employment Agreement effective as of January 23, 2006, which was subsequently modified by a letter agreement dated November 1, 2007 (as so modified, the “Agreement”);

WHEREAS, the Agreement provides that, following Employee’s continued employment through December 31, 2007 (referred to in the Agreement as the “Initial Employment Period’), a further period of employment (referred to in the Agreement as the “Subsequent Employment Period”) would commence immediately and continue until Employee’s 65th birthday on December 12, 2009 (unless earlier terminated as provided in the Agreement);

WHEREAS, the parties now desire to amend the Agreement to provide that, for the remainder of Subsequent Employment Period, Employee will continue to work for Mueller Water on a substantially full-time basis through December 31, 2008, and thereafter will have only such duties as may be agreed upon by the parties;

WHEREAS, Section 409A of the Internal Revenue Code of 1986, as amended (such Code section and applicable regulations and guidance thereunder being referred to herein as “Section 409A”), is applicable with respect to the Agreement;

WHEREAS, under Section 409A, service providers (such as Employee) are treated for Section 409A purposes as having separated from service, even where there is a continued employment (or other service provider) relationship, in the event of certain reductions in the level of bona fide services reasonably anticipated to be performed;

WHEREAS, Mueller Water and Employee reasonably anticipate that, as of December 31, 2008, Employee will separate from service for purposes of Section 409A; and

WHEREAS, Mueller Water and Employee desire to amend the Agreement, effective as of the date set forth above, to comply with Section 409A and to make other changes to the Agreement as reflected in this Amendment.

NOW, THEREFORE, Employee and Mueller Water, in consideration of the agreements, covenants and conditions herein, hereby agree as follows:

1. Capitalized terms used in this Amendment shall have the meanings assigned to such terms in the Agreement.

2. Section 1(b) of the Agreement is amended by deleting the last three sentences thereof and inserting the following in their place:

During the Subsequent Employment Period, Employee shall be subject to the direction and supervision of the Chief Executive Officer of Mueller Water (or, if directed by the Chief Executive Officer, the Chief Operating Officer of Mueller Water) and shall have a title, duties, and responsibilities assigned to him by the Chief Executive Officer or Chief Operating Officer of Mueller Water, as applicable, that are not inconsistent with Employee’s position during the Initial Employment Period; provided, however, that (i) during the Subsequent Employment period, Employee shall devote his full time attention to the affairs of Mueller Water through December 31, 2008, and (ii) thereafter, and for the remainder of the Subsequent Employment Agreement, Employee shall have only such title, duties and responsibilities as may be agreed upon between Employee and the Chief Executive Officer or Chief Operating Officer of Mueller Water. Employee agrees to perform faithfully the duties assigned to him to the best of his abilities.

3. Section 2(a) of the Agreement is amended by deleting the last two sentences thereof and inserting the following in their place:

During the Employment Period, such amounts shall be paid in accordance with Mueller Water’s standard payroll practices applicable to base salary payments to its senior executives. Notwithstanding the foregoing, payments described in this Section 2(a) for the period immediately following December 31, 2008, shall in no event commence or be made sooner than July 1, 2009. On the first such payroll payment date on or after July 1, 2009, Mueller Water shall pay to Employee the cumulative amounts payable for the period following December 31, 2008, through such delayed payment date, plus an additional amount equal to interest on such delayed payments from the date on which each such payment would have been made (but for the delay described in the preceding sentence) through such delayed payment date at an annual rate of six percent (6%) simple interest. All payments described in this Section shall be subject to deduction and withholding authorized or required by applicable law.

4. Section 2(c) of the Agreement is deleted in its entirety and the following is inserted in its place:

(c) Benefits. (1) Employee shall be entitled to participate in such other employee benefit plans, programs and arrangements as are customarily accorded the executives of Mueller Water for so long as he remains an employee and/or is otherwise eligible to participate in such plans, programs and arrangements by their terms.

(2) If, during 2009 (through the end of the Employment Period), Employee is not eligible to actively participate in any tax-qualified retirement plan such as the Mueller Group Retirement Savings Investment Plan I (the “401(k) Plan”), Mueller Water shall pay to Employee an amount equal to the dollar amount of employer matching contributions, if any, that would have been made to Employee’s account(s) under the 401(k) Plan if Employee had continued to actively participate in such plan during such period and had made employee contributions at maximum levels allowed under the 401(k) Plan and applicable law. Such payment(s), if applicable, shall to be made to Employee during December 2009, and shall be increased by an amount equal to interest on such amounts from the date(s) on which matching contributions under the 401(k) Plan were credited to participants’ accounts under the 401(k) Plan through the payment date at an annual rate of six percent (6%) simple interest.

(3) If, during 2009 (through the end of the Employment Period), Mueller Water does not provide Employee with coverage under a medical benefit program generally comparable to the medical benefits provided during such period to actively employed executives of Mueller Water, he shall be entitled to the following continued medical coverage:

(i) If Employee elects to continue health coverage under the group health plan continuation coverage provisions of the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), then, while such coverage is in effect through the end of the Employment Period, Employee’s premium for such coverage shall be equal to the amounts (if any) that actively employed executives would pay for similar coverage under Mueller Water plans during that period.

(ii) To the extent that the benefits provided under this subsection 2(c)(3) result in the recognition of income for tax purposes by Employee, Mueller Water shall pay to Employee an amount equal to (A) the total federal and state income taxes which would be payable by Employee at the highest marginal rate provided for under applicable federal income tax laws and at the highest marginal rate provided for under applicable state income tax laws for the state of Employee’s tax domicile on the income so recognized for such year, plus (B) the total federal and state income taxes which would be payable by Employee on the payment described in clause (A) (and determined on the same basis as described in (A)). The payment of amounts described in this paragraph (ii) shall be made by the end of Employee’s taxable year next following his taxable year in which Employee remits the related taxes.

5. Section 5 of the Agreement is amended by adding the following at the end thereof:

To the extent that any such reimbursement is taxable to Employee, (i) such reimbursement will be made no later than the last day of the calendar year following the calendar year in which such expenses were incurred, (ii) the expenses reimbursed in one calendar year will not affect the expenses eligible for reimbursement in any other calendar year, and (iii) such right to reimbursement may not be liquidated or exchanged for any other benefit.

6. The Agreement is amended by adding a new Section 23 to read as follows:

SECTION 23. Code Section 409A. This Agreement, as amended from time to time, is intended to comply with the requirements of Section 409A and shall be construed accordingly. Each payment under this Agreement shall be treated as a separate payment for purposes of Section 409A. Notwithstanding any contrary provision of this Agreement, any payments or distributions to be made to Employee under this Agreement upon a “separation from service” (as such term is used in Section 409A) of amounts classified as “nonqualified deferred compensation” for purposes of Section 409A, and not exempt from Section 409A, shall in no event be made or commence sooner than six months after such separation from service. Where this Agreement provides that a payment will be made upon a specified date or during a specified period, such date or period will be the Section 409A “payment date” or “payment period”, but actual payment will be made no later than the latest date permitted under Section 409A and the regulations thereunder (generally, by the later of the end of the calendar year in which the payment date falls, or the fifteenth day of the third calendar month after the payment date occurs).

7. The Agreement, as expressly amended by this Amendment, shall remain in full force and effect in accordance with its terms and continue to bind the parties.

8. This Amendment shall be effective as of the date first set forth above.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Amendment as of the date first above written.

MUELLER WATER PRODUCTS, INC.

By:	/s/ Gregory E. Hyland
Gregory E. Hyland
Chairman, President and Chief Executive Officer

/s/ Dale B. Smith
DALE B. SMITH

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